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J.A08008/00


MICHAEL A. WAREHIME,                :         IN THE SUPERIOR COURT OF
                  Appellant         :               PENNSYLVANIA
                                    :
            v.                      :
                                    :
ARTHUR SCHAIER, CYRIL T. NOEL,      :
CLAYTON J. ROHRBACH, JR.,           :
JOHN A. WAREHIME and HANOVER        :
FOODS CORPORATION,                  :
                   Appellee         :             No. 1415 MDA 1999


                Appeal from the Order entered September 7, 1999,
                  in the Court of Common Pleas of York County,
                            Civil No. 99-SU-03860-07

BEFORE:  EAKIN, JOYCE and TAMILIA, JJ.

MEMORANDUM:                                                   Filed Sep 12 2000

         Michael A. Warehime appeals from the order denying his request for judicial supervision of actions of the Hanover Foods Corporation (HFC) and certain of its shareholders. This Court is again asked to rule on disputes among the Warehime family regarding control of HFC, and unfortunately, it is likely to be the last time. The pertinent facts founds by the trial court are lengthy but necessary to our disposition.

         Alan Warehime, chairman and CEO of HFC from 1956 to 1989, is the father of John Warehime, Michael Warehime and Sally Warehime Yelland. In 1988, the family established two voting trusts with ten year terms, which together controlled the Class B voting stock of HFC. One trust controlled 199,496 shares of the Class B voting stock; 115,994 of these shares were beneficially owned by Alan Warehime, and the remainder were owned by the three children. A second trust controlled 15,025 shares of the Class B voting stock; each of Alan Warehime's five grandchildren beneficially owns 3,005 shares. There are 218,086 shares of voting stock outside
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the voting trust. Alan Warehime was the sole voting trustee of each voting trust.

         On May 26, 1989, Alan Warehime appointed John Warehime chairman and CEO of HFC. Upon his father's death in March, 1990, John Warehime become the sole voting trustee of each trust.

         In 1996, mindful of the pending expiration of the trusts, several of HFC's directors formed an Independent Directors Committee to consider strategic options for the corporation; the trial court found John Warehime had no role in the decision to form this committee. The trial court also noted the Board of Directors, elected solely by John Warehime, indicated it would support John Warehime as chairman as long as he performed well.

         The Committee commissioned outside consultants to review and evaluate all aspects of the company. Although acknowledging HFC was well-managed, the review nevertheless concluded the company would need approximately $30 million in new capital to sustain its strategy of being a low-cost food producer. Raising this capital would likely prove difficult because of the uncertainty from the pending expiration of the voting trusts, and appellant's threat to remove present management when that occurred. The Committee believed such uncertainty posed a threat to the HFC's long-term interests, and recommended that if HFC was unable to achieve a stable governance structure by June 30, 1997, the Board should consider selling the company to maximize shareholders' values.

         The Committee considered three strategic options for the company's future: (1) do nothing and allow the voting trusts to expire; (2) sell the company or a control position in the company; or (3) adopt an amendment and restatement of HFC's Articles of Incorporation to provide a stable governance structure. The Committee chose the third alternative.

         On February 13, 1997, HFC's shareholders were notified of a special meeting to be held
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February 24, 1997. The purpose of the meeting was to amend HFC's Articles of
Incorporation to permit 10,000 shares of Series C Convertible Preferred Stock to be issued; the majority of the trustees of that plan were to be "disinterested directors" as defined in Section 1715 of the Pennsylvania Business Corporation Law (BCL). The amendments also provided a mechanism for resolving disputes among the Warehimes(1)over the management of HFC. As described by the trial court:

         In the event of a dispute among members of the Warehime family with respect to the election of directors or other related matters during the five years after the issuance of the stock, the Series C would be entitled to 35 votes per share. If there is no such dispute, the Series C shares are non-voting. The Series C Stock is convertible into Class A common stock.

Trial Court Opinion, 6/24/97, at (Paragraph) 51.

         The Series C shares thus control 350,000 votes. The Series C shares must be voted by "disinterested directors" with no relationship to John Warehime, who may not vote Series C shares. These directors must vote as fiduciaries of the 401(k) plan. These shares can be outvoted by approximately 80% of the Class B stock and a majority of the Class A stock. The Committee's consultants believed the amendments would provide stability for the company and would ease its plan to raise capital. They advised the Board of Directors that adoption of the amendments would be consistent with their fiduciary duties under the BCL.

         HFC shareholders were given formal notice of the proposed amendments. In response, Michael Warehime and several other shareholders immediately sought to enjoin John Warehime from voting the trust shares in favor of the proposal. They asserted the amendments were



(1) In the trial court's findings reflect substantial animosity within the family, and in particular between Michael and John. The court found appellant's attempts to disrupt meetings of the Board warranted elimination of cumulative voting. At a 1994 meeting of Class B shareholders, a proposal to eliminate cumulative voting in election of HFC directors was carried by the votes from the voting trusts. Appellant asserts this resulted in John Warehime's ability, through the voting trust, to elect all the members of the Board, effectively shutting out the minority shareholders.
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designed to extend John Warehime's control of the company to the detriment of the voting trust beneficiaries and other shareholders.

         After a hearing, the trial court denied the request for a preliminary injunction. In an opinion incorporating extensive findings of fact and conclusions of law, the trial court concluded John Warehime owed a fiduciary duty to the beneficial owners of the shares in the voting trusts, which duty he had not breached. The court also concluded HFC's Board of Directors acted in good faith and in the best interests of the company in adopting the amendments. The amendments were found to benefit HFC shareholders by providing a stable governance structure, which permitted the company to carry out its five-year business plan; the amendments did not advance the personal interests of John Warehime, nor did they reflect a conflict between his personal interests and the interests of the shareholders and beneficiaries of the voting trust. The court concluded that due to the circumstances under which the directors were elected to the Board by John Warehime, they were not disinterested within the meaning of
Section 1715(e) of the BLC. Finally, the trial court concluded appellant failed to sustain his burden of proof under Sections 1105 and 1715 of the BCL, and failed to show he was entitled to injunctive relief.

         The next day, John Warehime convened a meeting and voted all the voting trust shares in favor of the proposed amendments. John Warehime was the only shareholder at the meeting and the only shareholder to vote for the amendments.

         Two (consolidated) appeals followed. WAREHIME V. WAREHIME, 722 A.2d 1060, 1071 (Pa. Super. 1998) (WAREHIME I). A panel of this Court found the proposed amendments radically diminished the rights attached to each share of Class B stock, and opined such a "radical structural transformation" of the voting rights of Class B shareholders should only occur with approval of a majority of the voting shares. Id., at 1068. In other words, John Warehime as
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voting trustee may not speak for the actual or beneficial owners of the Class B shares on an issue that drastically diminishes their voting rights. Applying a duty of undivided loyalty (as opposed to good faith),(2) we held John Warehime exceeded his authority as voting trustee and breached his duty to the trust beneficiaries; it was irrelevant whether he acted with the good faith belief that the proposed amendments were in the best interest of HFC. Id., at 1071. The panel reasoned:

 The adoption of the proposed amendments directly benefited [John Warehime] by perpetuating his control, or substantially increasing the likelihood of his continued control, of the company well beyond the expiration of the voting trust. Moreover, his action worked to the detriment of the trust beneficiaries as it effectively diminished their voting power and virtually assured that they would be without any meaningful input with regard to the management of the corporation. We, therefore, conclude that John Warehime acted beyond the limit of his authority as voting trustee and breached his duty of loyalty to the trust beneficiaries. It follows that the court erred in refusing to grant an injunction against John Warehime voting in favor of the amendments to create a new class of dispute resolution stock.

Id. (emphasis added). The case was remanded to the trial court "for further proceedings consistent with this Opinion." Id. Both John and Michael Warehime filed cross-petitions for allowance of appeal, which the Supreme Court granted.

         We now turn to the instant action. On August 17, 1999, appellant filed a complaint in equity seeking judicial supervision of the HFC actions pursuant to 15 Pa.C.S. Sections 1791-1793.(3) More specifically, appellant averred
HFC intended to hold an election on September 16, 1999 under the amended Articles of Incorporation, in "willful defiance" of this Court's December 2, 1998 rule in WAREHIME I. Appellant sought to enjoin appellees from voting the Class C shares of stock, created as a result of John Warehime's breach of fiduciary duty, for John Warehime's candidates for Board of Directors. Appellant sought an order that the September, 1999 election be conducted according to the Articles of Incorporation as they existed prior to June 25,1997.



(2) Judge Popovich dissented, and concluded the applicable fiduciary standard was that of good faith (as opposed to a duty of undivided loyalty) as expressly defined in the Warehime Voting Trust Agreements.

(3) Appellant named as defendants HFC, John Warehime, and three members of the Board of Directors. These three Board members also are co-trustees of the newly-created Class C stock issued to HFC's 401(k) plan.
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He also sought an order that HFC accept nominations of the candidates that the
Class B shareholders originally proposed and list those nominees on the ballot at the Annual Shareholders Meeting scheduled for September 16, 1999, and an order that the Class C shares created June 25, 1997 cannot be voted, as well as attorneys fees, costs and "other relief as equity and justice require."

         On September 7, 1999, the trial court entered an order denying appellant's request that it enjoin the pending vote, reasoning "it does not require the extreme emergency relief sought." Trial Court Order, 9/7/99, at 2. The trial court also stated:

         They can appeal this decision immediately to the Superior Court. It is our belief that the complaint inequity can proceed and that perhaps Judge Dorney can fashion an order that is consistent with the Order of the Superior Court.

Id.(4)The trial court denied appellant's application for a stay pending appeal; we are now asked to determine whether, in light of this Court's December 2, 1998 Opinion and Order in WAREHIME I, appellees had the right to vote the Class C shares at the September 16, 1999 Annual Meeting.

         Although appellant's complaint in equity sought judicial supervision pursuant to Sections 179101793 of the BCL, it also sought to enjoin the pending election alleged to be "in willful defiance of the Superior Court's ruling." Complaint, (Paragraph) 50. On appeal from a trial court's denial of injunctive relief, we apply the same standard of review we applied in WAREHIME I. We determine whether there are any apparently reasonable grounds for the trial court's ruling; we will affirm that decision unless the record shows palpable error, misapplication of law or a manifest abuse of discretion. WAREHIME I, at 1063.

         Appellant failed to expressly request an order setting aside or invalidating the Charter Amendments. The trial court ruled only on appellant's request for emergency relief; that is, it



(4)This order was entered by Judge S. Kennedy. WAREHIME I was decided by Judge Sheryl A. Dorney.
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refused to enjoin the September 16, 1999 election. Accordingly, the propriety of that order is all that is before use.

         By Order dated September 15, 1999, this Court denied appellant's motion for a stay and for expedited relief "without prejudice to any relief to which petitioners may be entitled, should respondents act in derogation of the prior decision of this Court." Order, 9/15/99 (emphasis added). That prior decision plainly held John Warehime should not have been permitted to vote in favor of the amendments since such vote violates his duty of loyalty to the trust beneficiaries.(5) Our analysis leads to the inescapable conclusion that the scheme creating the Class C shares was invalid.

         Since this Court held John Warehime should have been enjoined from voting to create the Class C shares, it follows appellees should have been enjoined from using the votes of that stock (in the September 16 election) to sustain John Warehime's control of the corporation. In other words, the underlying scheme was created by conduct we have condemned; that scheme cannot now be used as a foundation for subsequent acts, including the September 16, 1999 vote. The trial court erred in not enforcing our prior decision.

         The only issue before this Court is whether the trial court erred in denying appellant's request to enjoin an act in derogation of a prior ruling of this Court. Based on our foregoing discussion, we reverse the trial court's order of September 7, 1999, and remand for further proceedings consistent with this memorandum. As part of those proceedings, the June 25, 1997 vote adopting the proposed amendments and creating the Class C shares should be set aside.



(5)This Court's December 2,1998 decision remains final unless and until it is reversed by the Supreme Court. SHAFFER V. SMITH, 673 A.2d 872, 874 (Pa. 1996); KURIAKOSE V. W.C.A.B., 681 A.2d 1389, 1391-92 (Pa. Cmwlth. 1996). Despite
appellees' urging, we decline to defer our decision in this case until the Supreme Court issues its ruling. Essentially, however, appellees contend this Court's earlier ruling has no effect unless and until it is ratified by a higher court. Until that time, they seek to avoid its enforcement and indeed, continue to operate HFC as if this Court had never ruled John Warehime breached his duty of loyalty to the trust beneficiaries.
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What further relief would be appropriate on appellant's complaint is a matter for the trial court's discretion on remand.(6)

         Reversed and remanded.  Jurisdiction relinquished.

Judgement Entered.




/s/ David A. Szewczak
---------------------
Prothonotary


Date:   SEP 12 2000







(6)The questions of whether Section 1105 of the BCL precludes, or Sections 1791-1793 permit, the remaining equitable relief sought by appellant are not now before us.